Exhibit 21.1

SUBSIDIARIES OF DNAPRINT GENOMICS, INC.

DNAPrint Genomics, Inc. (Florida corporation)

DNAPrint Pharmaceuticals, Inc.

Ellipsis Biotherapeutics Corporation

Kenna Technologies, Inc.

Trace Genetics, Inc.